Exhibit 4.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT AGREEMENT

TO THE

SALE PURCHASE AGREEMENT

IN RELATION TO 100% OF THE SHARES OF

LUCAS EST S.R.L.

AND

ECOSFER ENERGY S.R.L.

(the “Targets”)

BETWEEN

RENESOLA NEW ENERGY S.A.R.L.

(the “Seller”)

Solis Bond Company Designated Activity Company

(the “Buyer”)

and

Alternus Energy Group Plc

(the “Guarantor” or the “Parent”)

THIS AMENDMENT AGREEMENT (“Amendment Agreement”) is dated March 16, 2021 (“Amendment Date”) and made between:

(A)	Renesola New Energy S.a.r.l., a company incorporated under the laws of Luxembourg with registered number B 168049 whose registered office is at Luxembourg, 16a Avenue de la Liberte, Grand Duchy of Luxembourg (the “Seller”),

(B)	Solis Bond Company Designated Activity Company, a company incorporated under the laws of Ireland with registered number 679734 whose registered office is at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, Blanchardstown, Dublin 15 (the “Buyer”),

and

(C)	Alternus Energy Group Plc, a company incorporated under the laws of Ireland with registered number 642708 whose registered office is at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, Blanchardstown, Dublin 15 (the “Guarantor” or the “Parent”)

(each of the Seller and the Buyer are individually referred to as the “Party” and collectively referred to as the “Parties”)

RECITALS

(A)	On December 22, 2020, Renesola New Energy S.A.R.L acting as seller, Solis Bond Company Designated Activity Company acting as buyer and Alternus Energy Group Plc acting as guarantor entered into a share sale and purchase agreement (“SPA”) regarding the acquisition of all shares in: (i) LUCAS EST S.R.L., a limited liability company incorporated and existing under the laws of Romania, having its registered office at Romania, Bucharest, 6-10 Stolnicului Street, Room 3, 4th floor, app. 13, District registered with the Trade Registry under no. J40/21060/2008, having sole registration number 24882230 (“Target 1”); and (ii) ECOSFER ENERGY S.R.L., a limited liability company incorporated and existing under the laws of Romania, Bucharest, 6-10 Stolnicului Street, Room 3, 4th floor, app. 13, District 1, registered with the Trade Registry under no. J40/14833/2012, having sole registration number 29351360 (“Target 2”).

(B)	The Parties have agreed to a new structure of closing and of the relevant payment mechanism, as well as related adjustments of the SPA.

(C)	Against this background, the Parties hereby mutually agree to amend the SPA as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalized terms used but not otherwise expressly (re-)defined herein shall have the meanings ascribed to them in the SPA.

1.2	Unless otherwise expressly provided for in this Amendment Agreement, the rules of interpretation provided for in Schedule 1.2 of the SPA shall also apply to this Amendment Agreement.

2.	AMENDMENT OF THE CLAUSES OF THE SPA

2.1	Clause 2.1 of the SPA is hereby amended and restated as follows:

“The Seller hereby agrees to sell all, and not less than all, the Shares (and all the rights attaching to the Shares, including the right to receive dividends whether declared and not paid until the Closing Date or that will be declared and paid after the Closing Date) held by it, free of Encumbrances (except for the Shares and Assets Encumbrances that are currently in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer), and, respectively, to assign all rights and obligations under the Shareholder Loans and the Buyer hereby agrees to acquire all, and not less than all, the Shares (and all the rights attaching to the Shares, including rights to dividends whether declared and not paid until the Closing Date or that will be declared and paid after the Closing Date) and, respectively, to take over all rights and obligations under the Shareholders Loans in exchange of the Final Purchase Price, on the terms and conditions herein, with effect from the Closing Date.”

2.2	Clause 2.2 of the SPA is hereby amended and restated as follows:

“The full ownership rights over the Shares free of any Encumbrances (except for the Shares and Assets Encumbrances that are currently in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer) and together with all the rights attached thereto shall be transferred from the Seller to the Buyer, at the Closing Date, on the terms and subject to the conditions contained herein.”

2.3	Clause 2.4 shall be added and shall read as follows:

“The terms and conditions of the assignment of the Shareholder Loans towards the Buyer shall be further resumed at the level of an assignment agreement (the “Assignment Agreement”) substantially in the form enclosed as Schedule 12 (Assignment of Shareholder Loans) hereto.”

2.4	Clause 3.1 of the SPA is hereby amended and restated as follows:

“The Final Purchase Price for the transfer of the Shares and for the assignment of the Shareholders Loans under this Agreement and the Assignment Agreement is equal to RON 140,211,020 determined for each Target as (a) Base Purchase Price plus (b) Trade Working Capital at the Reference Date, plus (c) Tax Credit at the Reference date including the VAT Tax Claim applicable at the respective date, plus (d) the Cash into Bank Accounts at the Reference Date plus (e) cash deriving from the sale of the Available GC’s between the Reference Date and the 15.03.2021 (“Available GC’s Adjustment”) minus (f) Tax Payable at the Reference Date, minus (g) Leakage according to Clause 4 between the Reference Date and 15.03.2021 (“Final Purchase Price”), divided as follows:

[***]

(Target 1 Assignment Price and Target 1 Assignment Price together “Assignment Price”).”

2.5	Clause 3.3. of the SPA is hereby amended and restated as follows:

“For each Target, the Final Purchase Price minus 90% of the VAT Tax Claim (RON 9,698,047.36)will be paid as follows:

3.3.1   the amount of [***] will be paid by the Buyer (“Up Front Buyer Payment”), as follows:

(a)	the amount of [***] will be transferred to the Seller at Closing, in the Seller’s Designated Bank Account.

(b)	the amount of [***], representing Holdback Amount 1, Holdback Amount 2 and 10% of the VAT Tax Claim (the “Holdback Amount”), will be transferred by the Buyer, as of the date the Escrow Agreement is executed, into the Escrow Account, to be released by the Escrow Agent in accordance with clause 3.4.2 below,

[***]

The Promissory Note will be secured with a Floating Charge (in the form as set out in Schedule 13, to be constituted by the Parent.

2.6	Clause 3.7 of the SPA is hereby repealed.

2.7	Clause 5.1 is hereby repealed.

2.8	Clause 6.1.2 is hereby amended and restated as follows:

“the Environmental Protection Agency having established, if the case, environmental obligations which must be undertaken and/or shared in the context of the transfer of Shares, in response to the Targets’ notifications to the Environmental Protection Agency under art. 10 and 15 para. (2) of GEO 195/2005;”

2.9	Clause 6.1.3 is hereby deleted and the numbering of the remaining points under Clause 6.1 is correspondingly amended.

2.10	Clause 6.1.4 is hereby deleted and the numbering of the remaining points under Clause 6.1 is correspondingly amended.

2.11	The previous Clause 6.1.7 is hereby deleted and the numbering of the remaining points under Clause 6.1 is correspondingly amended.

2.12	The previous Clause 6.1.10 is hereby deleted.

2.13	Clause 7.1 is hereby amended and restated as follows:

“Period between Signing and Closing

For the period between Signing and Closing, the Seller undertakes to comply and procure, to the extent legally possible and unless otherwise provided hereunder, that the Targets comply with the obligations set out in Schedule 2.’

For the avoidance of any doubt, the Parties expressly confirm that the below actions were expressly approved by the Buyer and are considered to have been permitted to be performed by the Targets during the period between Signing and Closing:

7.1.1   the execution by the Targets of the Shareholder Loans and the payment by the Targets to Lucas Est Korea and Ecosfer Energy Korea of all outstanding amounts under the EPC Agreements;

7.1.2  the ongoing process for the deregistration of the Shares and Assets Encumbrances from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer; and

7.1.3  the change of the Targets’ directors, with the approval of the resignation of Mrs. Geng Huiyan and of Mr. Josef Kastner from their capacity as Targets’ directors, with the discharge of liability, and the appointment of Mr. Vincent Browne and of Mr. John McQuillan as new directors of the Targets, and such actions shall not be considered in any way a non-performance by the Seller and/or the Targets of their obligations set out in Schedule 2 and Clause 7 of this Agreement, a Material Adverse Change or a breach of the Sellers Representations and Warranties in this Agreement.”

2.14	Clause 8.1.1 is hereby amended and restated as follows:

“Closing shall take place at any place and date as may be mutually agreed between the Seller and the Buyer and, in absence of the parties’ agreement, on the 20th Business Day as of the date all Conditions Precedent having been fulfilled, satisfied or otherwise waived or by remote means, in accordance with clause 6.2.5. The date on which such Closing actually occurs shall be referred to in this Agreement as the “Closing Date”. On Closing, the Seller and the Buyer shall take, or cause to be taken, all actions needed to ensure that the following actions are carried out in the order mentioned below:”

2.15	Clause 8.1.1 point c) is hereby amended and restated as follows:

“the Seller shall deliver to the Buyer a waiver to any and all past, present or future claims signed by Lucas Est Korea and Ecosfer Energy Korea that these companies might have against the Targets in connection with the payment of the EPC Payoff Debt or the performance of the EPC Agreements up and until Closing;”

2.16	Clauses 8.1.1 points d) and e) are hereby deleted and the numbering of the remaining points under Clause 8.1.1 is correspondingly amended:

2.17	The previous Clause 8.1.1 point h) (current Clause 8.1.1 point f)) is hereby amended and restated as follows:

“the Buyer shall deliver to the Seller (i) copies of an official extract issued by the Trade Registry indicating the name, address, shareholders, directors and registration number of the Buyer, (ii) copies of the resolutions passed by the relevant corporate body of the Buyer, approving the execution of the Transaction and empowering its authorized signatories to execute all agreements and other ancillary documents necessary and required to effect the consummation of the Transaction;”

2.18	The previous Clause 8.1.1 point i) (current Clause 8.1.1 point g)) is hereby amended and restated as follows:

“the Seller shall deliver to the Buyer (i) original of an official extract issued by the Trade Registry indicating the name, address, shareholders, directors and registration number of the Seller, (ii) copies of the resolutions passed by the board of directors of the Seller, approving the execution of the Transaction and empowering its authorized signatories to execute all agreements and other ancillary documents necessary and required to effect the consummation of the Transaction;”

2.19	The previous Clause 8.1.1 point j) (current Clause 8.1.1 point h)) is hereby amended and restated as follows:

“the Seller (in its capacity as shareholder of the Targets) together with the Buyer as future shareholder/ invitee, shall pass a shareholders’ resolution at the level of each Target, pursuant to which it shall: (i) approve the change in the shareholding structure following the consummation of the Transaction; (ii) confirm the appointment of new directors; (ii) revoke all bank signatory powers, as well as all and any powers of attorney issued by the Targets which remain valid at the Closing Date, except as otherwise agreed between the Parties; (iii) approve the power of attorney for the Tax Claim Appointee as per clause 5.3 above, and (iv) amend and restate the Targets’ Articles of Association;”

2.20	The previous Clause 8.1.1 point (l) (current Clause 8.1.1 point j)) is hereby amended and restated as follows:

“The Buyer shall make the payment of the Up Front Buyer Payment minus the Holdback Amount, as regulated at clause 3.3.1 above.”

2.21	A new point (k) is added to Clause 8.1.1 which shall read as follows:

“The Buyer, the Targets and the Seller shall enter into the assignment of the Shareholder Loans to the Buyer substantially in the form enclosed as Schedule [] (Assignment of Shareholder Loans);”

2.22	A new point (l) is hereby added which shall read as follows:

The Parent issues the Promissory Note and the Floating Charge.

2.23	A new Clause 9.1.4 is added which shall read as follows:

“After the Closing Date the Parties undertake to fully cooperate for the execution of the Escrow Agreement as soon as possible, the Buyer undertaking to make the payment of the Holdback Amount in the Escrow Account as of the date the Escrow Agreement is executed.

2.24	Schedule 1.1 – Definitions is hereby amended as follows:

(i)	A new definition of “Deferred Purchase Price” is added as follows: “Deferred Purchase Price has the meaning set forth under Clause 3.3.2.”

(ii)	“EPC Payoff Debt” is repealed.

(iii)	“Fiduciary Agreement” is repealed.

(iv)	“Floating Charge” means the all asset floating charge dated on the Closing Date granted by the Company in favour of the Payee.

(v)	“Initial Purchase Price” is repealed.

(vi)	“Notary Agent” is repealed.

(vii)	A new definition of “Permitted Encumbrances” is added as follows:

“Permitted Encumbrances means the Encumbrances listed in Schedule 1 hereto.”

(viii)	New definitions related to the shareholder loans and assignment thereof are added as follows:

“Assignment Agreement has the meaning set forth under Clause 2.4;”

“Shareholder Loans means Target 1 Shareholder Loan and Target 2 Shareholder Loan together;”

“Target 1 Assignment Price has the meaning set forth under Clause 3.1.3;”

“Target 2 Assignment Price has the meaning set forth under Clause 3.1.4;”

“Target 1 Shareholder Loan means the intercompany loan dated March 8, 2021 concluded between Target 1 as borrower and the Seller as lender, under which the Target 1 owes to the Seller the amount of [***];”

“Target 2 Shareholder Loan means the intercompany loan dated March 8, 2021 concluded between Target 2 as borrower and the Seller as lender, under which the Target 2 owes to the Seller the amount of [***];”

(ix)	“Transaction Documents” means this Agreement, the Short Form Transfer Agreement, the Escrow Agreement, the Assignment Agreement, the Promissory Note, the Floating Charge and any other document expressly identified in writing by the Parties as a Transaction Document, as well as the Schedules and Appendices thereto.

2.25	Schedule 3 of the SPA – Seller’s Representations and Warranties is hereby amended as follows:

(i)	Clause 2.1 point (iv) shall read as follows: “except as otherwise provided in Clause 8.1.1, the Targets have not given any power of attorney or other authority (express, implied or ostensible) which is still in force as of Closing Date to any person to enter into any contract or commitment on its behalf and no person, as agent or otherwise, is entitled or authorized to bind or commit the Targets to any obligation as of Closing Date;”

(ii)	Clause 3.1 shall read as follows: “The Seller is the exclusive, legal and beneficial owner of the Shares, with all rights attaching to them, and has valid, enforceable and transferrable title to the Shares free of any Encumbrances as of Closing (the Shares and Assets Encumbrances being in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer).”

(iii)	Clause 3.3 shall be amended and shall read as follows:

“Except as provided in the Disclosed Information with respect to the Shares and Assets Encumbrances until the Closing Date (the Shares and Assets Encumbrances being in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer), the Shares are free from any additional Encumbrances and, no Person has claimed in writing to be entitled to any additional Encumbrance where the claim was sent to the Targets (and to the extent the Seller does not reasonably proves that the respective claim was not received by the Targets) and there are no agreements (other than this Agreement) or commitments which grant to any person the right to acquire any rights in respect of the Shares.”;

(iv)	Clause 3.5 shall read as follows: “There are no outstanding (i) options or other rights to purchase or subscribe to the registered capital of the Targets, (ii) obligations of the Seller to make additional payments to the Targets in relation to the Shares, or (iii) contracts of any kind relating to the issuance of any registered share capital of the Targets, or any such options or rights. There are no voting trusts, or other agreements or understandings with respect to any Shares or the Targets. All voting rights in the Targets are vested exclusively in the Shares. Upon transfer of the Shares to the Buyer pursuant to this Agreement, the Buyer will own the Shares, free and clear of any and all Encumbrances (the Shares and Assets Encumbrances being in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer)”.

(v)	Clause 6.1. shall read as follows: “The Targets have valid legal title (free from any Encumbrance except to the Shares and Assets Encumbrances, until immediately before Closing Date and that are currently in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer, and Permitted Encumbrances, leasing agreement, or agreement for payment on deferred outstanding terms other than the EPC Agreements until immediately before Closing Date) to all material assets of the Targets which: (i) are included in their Accounts; or (ii) were at the respective Reference Date owned for the purposes of their Business; or (iii) have been acquired by it since the Reference Date, and all such assets are owned by, in the possession and control of the Targets (“Material Assets”). For the purpose of the Seller’s Warranties set out in this Schedule, Material Assets shall mean assets with a book value in excess of EUR 100,000 (in words: one hundred thousand Euro). Each asset included in the Accounts, or acquired by the Targets since the Last Accounts Date is: (a) legally owned or used solely by the Targets free of any Encumbrance except for the Shares and Assets Encumbrances, until immediately before Closing Date and that are currently in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer, and the Permitted Encumbrances; (b) where capable of possession, is in the possession or under the control of the Targets, except for the assets requiring replacement due to normal wear and tear, in the normal course of business.

(vi)	Clause 7.4. shall read as follows: “Except to the rights and obligations under the Shareholder Loans, neither the Seller nor any Affiliate of the Seller is entitled to a claim of any nature against the Targets, or has assigned to any person the benefit of a claim against the Targets which is still outstanding.”

(vii)	A new clause 7.6 is added which shall read as follows: “Except for the Shareholder Loans: (a) there are no outstanding loans granted to the Targets by the Seller or by any of its Affiliates; (b) the Seller confirms that all loans granted by it or by its Affiliates to the Targets have been settled in full prior to the Signing Date and that the Seller and its Affiliates have no past, present or future claim against the Targets in connection to such loans”.

(viii)	Any reference to applicability of an exception for the case of “Shares and Assets Encumbrances” shall be no longer applicable and shall remain without effect starting with and including Closing Date, the Buyer expressly acknowledging that the Shares and Assets Encumbrances are currently in process of deregistration from the National Register for Movable Publicity, from the relevant land books and any other registries kept by any authorities or third parties, as approved by the Buyer. Similarly, any reference to the “EPC Agreements” as exception from outstanding rights and obligations or alike shall remain without effect starting with and including Closing Date.

2.26	Schedule 10 of the SPA “Shares and Assets Encumbrances” is replaced with Schedule 3 hereto.

2.27	The Following Schedules hereto are added to the SPA:

Schedule 11 – Assignment Agreement having the form of Schedule 1 hereto.

Schedule 12 – Promissory Note having the form of Schedule 2 hereto.

Schedule 13 – Floating Charge having the form of Schedule 4 hereto.

3.	FURTHER ASSURANCES

The Parties agree to use all reasonable endeavors from time to time to execute any additional documents and to do or procure that any other acts and things are done to give full effect to the terms of this Amendment Agreement.

4.	NO OTHER AMENDMENTS

The Agreement shall not be modified by this Amendment Agreement in any respect except as expressly set forth herein and shall remain in full force and effect according to its terms, as modified hereby.

5.	MISCELLANEOUS

Clauses 14 (General), 15 (Confidential Information) 16 (Notices. Procedural Aspects), 17 (Legal Advice), 18 (Negotiation and Acceptance) of the Agreement are hereby incorporated into this Amendment Agreement and shall apply to this Amendment Agreement mutatis mutandis as if set forth in full herein.

Execution page follows

Renesola New Energy S.a.r.l.

Signed by: Ke Chen

Acting as: Director

Solis Bond Company Designated Activity Company

Signed by: Vincent Browne

Acting as: Director

Altemus Energy Group Plc

Signed by: Vincent Browne

Acting as: Director